EXHIBIT 4.5
RIGHTS AGENCY AND CUSTODIAN AGREEMENT
THIS AGREEMENT MADE AS OF THE 3rd day of May, 2011
B E T W E E N:
BROOKFIELD PROPERTIES CORPORATION, a corporation incorporated under the laws of Canada, (hereinafter called the “Brookfield Office Properties”)
- and -
CIBC MELLON TRUST COMPANY, a trust company existing under the laws of Canada and having an office in the City of Toronto in the Province of Ontario, (hereinafter called “CIBC Mellon”)
WHEREAS Brookfield Office Properties has resolved to distribute Rights (as defined herein) to its common shareholders other than Brookfield Asset Management Inc. (the “Common Shareholders”) entitling them to purchase the common shares of Brookfield Residential Properties Inc. (the “Brookfield Residential Shares”) held by Brookfield Office Properties (the “Rights Offering”);
AND WHEREAS each Right (a “Right”) will entitle the Rights Holder (as defined herein) thereof to purchase 0.10240 of a Brookfield Residential Share until the Expiry Time (as defined herein) subject to certain conditions;
AND WHEREAS by a transfer agency agreement CIBC Mellon acts as registrar and transfer agent at its principal office in the City of Toronto for the Common Shares (as defined herein);
AND WHEREAS Brookfield Office Properties deems it expedient that CIBC Mellon act as registrar and transfer agent for the Rights, as custodian of the monies tendered by eligible Rights Holders for the purchase of Brookfield Residential Shares, and as agent for the sale of certain of the Rights;
AND WHEREAS the foregoing recitals and statements of fact are made by Brookfield Office Properties and not CIBC Mellon;
NOW THEREFORE, in connection of the mutual covenants set forth in this Agreement, the parties agree as follows:
1.	Definitions:
1.1	As used in this Agreement, the following terms have the following meanings:
a)	“Agreement” means this agreement;

b)	“Brookfield Office Properties” has the meaning set forth in the recitals;
c)	“Brookfield Residential” means Brookfield Residential Properties Inc., a corporation incorporated under the laws of the Province of Ontario;
d)	“Brookfield Residential Shares” has the meaning set forth in the recitals;
e)	“Business Day” means any day other than a Saturday, Sunday or statutory holiday in Toronto, Ontario;
f)	“Canadian Prospectus” means the joint final prospectus of Brookfield Office Properties and Brookfield Residential dated May 3, 2011 to qualify the distribution of the Rights and the Brookfield Residential Shares issuable upon the exercise of the Rights, a copy of which is attached on Schedule “A”;
g)	“CIBC Mellon” has the meaning set forth in the recitals;
h)	“Common Shares” means common shares in the capital of Brookfield Office Properties;
i)	“Common Shareholder” has the meaning set forth in the recitals;
j)	“Expiry Date” means June 10, 2011;
k)	“Expiry Time” means 4:00 p.m. (Toronto time) on the Expiry Date;
l)	“Non-Qualified Jurisdiction” means any jurisdiction that is not a Qualified Jurisdiction;
m)	“Non-Qualified Shareholders” means all Common Shareholders whose addresses of record on the Record Date are in a Non-Qualified Jurisdiction;
n)	“Proceeds” means any and all monies tendered by eligible Rights Holders for the purchase of Brookfield Residential Shares;
o)	“Purchase Price” means U.S.$10.00 for each Brookfield Residential Share to be purchased;
p)	“Qualified Jurisdiction” means Canada or the United States;
q)	“Record Date” means as at 5:00 p.m. (Toronto time) on May 12, 2011;
r)	“Register” has the meaning set forth in Section 2.2;
s)	“Right” has the meaning set forth in the recitals;
t)	“Rights Offering” has the meaning set forth in the recitals;

u)	“Rights Holder” means the holders from time to time of the Rights;
v)	“U.S. Prospectus” means the prospectus included in post-effective registration statement on Form F-1, dated May 3, 2011, to register the sale of Brookfield Residential Shares issuable upon exercise of the Rights, a copy of which is attached hereto as Schedule “B”; and
w)	“United States” means the United States of America and any of its territories or possessions.
2.	Appointment of Agent:
2.1	CIBC Mellon is hereby appointed as registrar and transfer agent for the Rights at its Toronto office and CIBC Mellon hereby accepts such appointment upon the terms hereinafter set forth.
2.2	CIBC Mellon shall keep Brookfield Office Properties’ rights register (the “Register”), registering the ownership and transfer of the Rights, and a supply of unissued Rights certificates.
2.3	Subject to such instructions as may be from time to time given by Brookfield Office Properties through any of its President, Vice President, Secretary, Assistant-Secretary or other duly authorized officer, and in accordance with the U.S. Prospectus and the Canadian Prospectus, CIBC Mellon shall:
a)	issue as of the Record Date, one Right to each Common Shareholder for each Common Share held by such Common Shareholder;
b)	issue as of the Record Date, to the Common Shareholders resident in Qualified Jurisdictions, and hold on behalf of the Non-Qualified Shareholders, Rights certificates, as contemplated by the U.S. Prospectus and the Canadian Prospectus, and record the issuance of such certificates on the Register;
c)	mail by first class insured mail to each Common Shareholder resident in Canada, a Rights certificate representing the Rights issued to the Common Shareholder, a copy of the Canadian Prospectus and a non-postage prepaid return envelope addressed to the CIBC Mellon;
d)	mail by first class insured mail to each Common Shareholder resident in the United States, a Rights certificate representing the Rights issued to the Common Shareholder, a copy of the U.S. Prospectus and a non-postage prepaid return envelope addressed to the CIBC Mellon;
e)	mail by first class insured mail to each Non-Qualified Shareholder, a copy of the U.S. Prospectus, and a cover letter (i) advising the Non-Qualified Shareholder that their Rights will be held by CIBC Mellon for and on behalf of such Non-Qualified Shareholder and for such Non-Qualified Shareholder’s benefit, and (ii) setting out the conditions required to be met, and procedures that must be followed, in order for the Non-Qualified Shareholder to participate in the Rights Offering;
f)	permit, in accordance with Section 3.2, transfers of Rights to be made upon the Register by Rights Holders or by their duly authorized attorneys and cancel Rights certificates surrendered upon such transfers;
g)	in accordance with the U.S. Prospectus and the Canadian Prospectus, accept for exercise Rights from Rights Holders (other than Non-Qualified Shareholders, unless otherwise directed by Brookfield Office Properties under Section 4.3), along with the Purchase Price, and cancel Rights certificates properly presented for exercise from the Register;
h)	until the Expiry Time, make such entries from time to time on the Register as may be necessary in order that the account of each Rights Holder may be properly and accurately kept;
i)	supply Brookfield Office Properties from time to time, as requested in writing, lists of Rights Holders as shown on the Register, showing the name and last known address of each Rights Holder and the number of Rights held by each Rights Holder; and
j)	forthwith after the Expiry Time and after the number of Brookfield Residential Shares purchased under the Rights Offering has been calculated, cancel all Rights from the Register.
3.	The Rights:
3.1	The Rights will be issued to all Common Shareholders shown on the Common Share register on the Record Date, will be in fully registered form and will be freely transferable. The Rights will be exercisable in accordance with the terms set out in the U.S. Prospectus and the Canadian Prospectus and no Rights certificates will be delivered to Non-Qualified Shareholders.
3.2	CIBC Mellon agrees to transfer the Rights certificates of Rights Holders (other than Non-Qualified Shareholders) who instruct CIBC Mellon to transfer their Rights pursuant to duly completed forms on their Rights certificates at any time or times prior to the Expiry Time.
4.	Non-Qualified Shareholders:
4.1	CIBC Mellon shall be issued a single Rights certificate, in trust, representing all Rights of Non-Qualified Shareholders and will hold such Rights until the Expiry Time except as otherwise provided herein.

4.2	A beneficial Common Shareholder who resides in a Qualified Jurisdiction but whose Common Shares are registered in the name of Non-Qualified Shareholder and who wishes to participate in the Rights Offering must, on or before June 1, 2011: (i) notify CIBC Mellon, in writing, that it (a) resides in a Qualified Jurisdiction, and (b) wishes to participate in the Rights Offering; and (ii) provide evidence satisfactory to Brookfield Office Properties as to the Common Shareholder’s residency. If Brookfield Office Properties is satisfied, in its sole discretion, that the Common Shareholder is eligible to participate in the Rights Offering, Brookfield Office Properties shall deliver a notice of this decision to CIBC Mellon. Upon receipt of such notice, CIBC Mellon shall: (i) mail a Rights certificate to the applicable Common Shareholder; and (ii) amend the Register and the Rights certificate issued under Section 4.1 to reflect this issuance.
4.3	A Non-Qualified Holder who wishes to participate in the Rights Offering must, on or before June 1, 2011 to the Expiry Date: (i) notify CIBC Mellon, in writing, that it wishes to participate in the Rights Offering; and (ii) provide evidence satisfactory to Brookfield Office Properties that the exercise of the Rights and purchase of the Brookfield Residential Shares upon the exercise of the Rights (a) are not prohibited by such Common Shareholder’s local securities laws, and (b) do not require Brookfield Office Properties or Brookfield Residential to file any documents, make any application, or pay any amount in any jurisdiction outside of Canada and the United Sates. If Brookfield Office Properties is satisfied, in its sole discretion, that the Common Shareholder is eligible to participate in the Rights Offering, Brookfield Office Properties shall deliver a notice of this decision to CIBC Mellon. Upon the receipt of such notice and the payment of the applicable Purchase Price from the Non-Qualified Holder, CIBC Mellon shall exercise the rights on such Non-Qualified Holder’s behalf prior to the Expiry Time.
4.4	During the period from June 2, 2011 to the Expiry Time, CIBC Mellon agrees to use its reasonable efforts to sell Rights held by Non-Qualified Holders (other than those Non-Qualified Holders that are eligible to participate in the Rights Offering under Section 4.3) on such date or dates and at such price or prices and in such markets as it determines appropriate in its absolute discretion. No charge or expense will be imposed on Non-Qualified Shareholders for Rights sold through CIBC Mellon except brokerage commission expenses incurred by CIBC Mellon in respect of such sales.
4.5	The net proceeds received by CIBC Mellon from the sale of Rights contemplated in Section 4.4 will be divided pro-rata among the Non-Qualified Shareholders (other than those Non-Qualified Holders that are eligible to participate in the Rights Offering under Section 4.3) net of all applicable withholding taxes and brokerage commission expenses incurred by CIBC Mellon. CIBC Mellon shall mail cheques representing the net proceeds from such sales as soon as practicable after the Expiry Time to the parties entitled thereto at the address designated by them or, failing such, at the addresses recorded in the Common Share register; provided that CIBC Mellon shall not be required to make any such payment to any Non-Qualified Shareholder in the event that the aggregate amount owing to such Non-Qualified Shareholder in connection with the sale of such Rights is less than U.S.$10.00.

4.6	Any amounts that are retained by CIBC Mellon pursuant to Section 4.5 shall be used by CIBC Mellon to offset the fees and expenses owing by Brookfield Office Properties to CIBC Mellon under Section 7.1(a).
5.	Appointment of Custodian:
5.1	CIBC Mellon is hereby appointed as custodian for the receipt and holding of the Proceeds and CIBC Mellon hereby accepts such appointment.
5.2	CIBC Mellon is hereby appointed as custodian of Rights of all Non-Qualified Shareholders and of the Rights of all Rights Holders who authorize CIBC Mellon to transfer their Rights and CIBC Mellon hereby accepts such appointment. All such Rights are to be held by CIBC Mellon in trust for the benefit of such persons and dealt with in accordance with Sections 3 and 4.
5.3	Immediately upon receipt of any Proceeds, CIBC Mellon shall forthwith deposit the same in a trust account maintained by CIBC Mellon for Brookfield Office Properties.
5.4	CIBC Mellon shall exercise the same degree of care in the safekeeping of the Proceeds and Rights of Non-Qualified Shareholders as it uses in respect of its own property of a similar nature in its custody.
6.	Delivery and Investment of Proceeds:
6.1	Any Proceeds which may be received by Brookfield Office Properties will promptly be delivered or paid over to CIBC Mellon.
6.2	CIBC Mellon agrees to hold any Proceeds it receives (and any interest earned thereon) in trust on behalf of the Rights Holders that have submitted payment of the Purchase Price.
6.3	CIBC Mellon may, but need not, invest the Proceeds it receives in its deposit department, the deposit department of one of its Affiliates, or the deposit department of a Canadian chartered bank; provided that none of CIBC Mellon, the Affiliate or the Canadian chartered bank with whom such Proceeds have been invested shall be liable to account for any profit to Brookfield Office Properties, the Rights Holders, or to any other person other than at the rate, if any, established from time to time by CIBC Mellon or such Affiliate or Canadian chartered bank, as applicable. For the purpose of this Section, “Affiliate” means affiliated companies within the meaning of the Business Corporations Act (Ontario), and Affiliates of CIBC Mellon include Canadian Imperial Bank of Commerce, CIBC Mellon Global Securities Services Company and The Bank of New York Mellon and each of their affiliates within the meaning of the Business Corporations Act (Ontario).
6.4	As soon as practicable after the Expiry Time, and in any event, not later than 12:30 p.m. (Toronto time) on June 15, 2011, CIBC Mellon shall:
6.5.1.	calculate and tabulate all duly purchased Brookfield Residential Shares;

6.5.2.	pay the Proceeds, together with any interest earned, if any, less any withholding taxes, if any, to Brookfield Office Properties; and
6.5.3.	upon notice from Brookfield Residential, issue certificates representing the Brookfield Residential Shares purchased to the applicable Rights Holders.
7.	Covenants by Brookfield Office Properties:
7.1	Brookfield Office Properties covenants with CIBC Mellon that:
a)	it will pay CIBC Mellon fees for its services hereunder in accordance with the fee schedule which is attached hereto as Schedule “C”, and will repay to CIBC Mellon on request the amount of all expenses which CIBC Mellon reasonably incurs in the execution of its duties hereunder, including but not limited to postage, stationery, mailing insurance and telecommunications expenditures; and
b)	it will promptly give notice to CIBC Mellon of any and all changes to the terms and conditions of the Rights which it may resolve to make from time to time and it will prepare and execute any and all documents to amend this Agreement pursuant to any such changes made.
8.	Replacement of Lost Rights Certificates:
8.1	The authority of CIBC Mellon shall also extend to the issue as transfer agent and registrar of any replacement Rights certificate(s), the issue of which may be authorized, in writing, by Brookfield Office Properties through any of its President, Vice President, Secretary, Assistant-Secretary or other duly authorized officer, in lieu of a Rights certificate(s) claimed to have been lost, destroyed or stolen.
8.2	The applicant for the issue of a new Rights certificate(s) pursuant to this Section shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to Brookfield Office Properties and to CIBC Mellon such evidence of ownership and of the loss, destruction or theft of the Rights certificate so lost, destroyed or stolen as shall be satisfactory to Brookfield Office Properties and to CIBC Mellon, each in their own discretion, and such applicant shall also be required to furnish indemnity in amount and form satisfactory to Brookfield Office Properties and CIBC Mellon to save each of them harmless, and shall pay the expenses, charges and any taxes applicable thereto to Brookfield Office Properties and CIBC Mellon in connection therewith.
8.3	No new Rights certificate(s) shall be issued as replacement for a Rights certificate(s) claimed to have been lost, destroyed or stolen until an indemnity bond naming CIBC Mellon and Brookfield Office Properties as obligees and otherwise in amount and form satisfactory to Brookfield Office Properties and CIBC Mellon shall have been furnished to CIBC Mellon.

9.	Indemnity of CIBC Mellon:
9.1	All Proceeds, while in the custody of CIBC Mellon, shall be and shall remain at the sole risk and responsibility of CIBC Mellon and CIBC Mellon shall be liable to Brookfield Office Properties for any loss, except a loss of profit, of the Proceeds while in the custody of CIBC Mellon.
9.2	Brookfield Office Properties hereby indemnifies and saves harmless CIBC Mellon and its officers, directors, employees and agents from and against any and all liabilities, losses, claims, damages, penalties, actions, suits, demands, levies, costs, expenses and disbursements, including any and all reasonable legal and advisory fees and disbursements of whatever kind of nature, which may at any time be suffered by, imposed on, incurred by or asserted against CIBC Mellon, whether groundless or otherwise, howsoever arising directly or indirectly from or out of any act, omission or error of CIBC Mellon in connection with its fulfilling its duties under this Agreement, except for any liabilities arising out of gross negligence or intentional misconduct by CIBC Mellon. In the absence of gross negligence or intentional misconduct on its part, CIBC Mellon shall not be liable for any action taken, suffered, or omitted by it or for any error of judgement made by it in the performance of its duties under this Agreement. In no event will CIBC Mellon be liable for special, indirect, consequential or punitive loss or damages of any kind whatsoever (including but not limited to lost profits), even if CIBC Mellon has been advised of the possibility of such damages. Any liability of CIBC Mellon will be limited in the aggregate to an amount equal to the total fees paid by Brookfield Office Properties pursuant to this Agreement. Notwithstanding any other provision of this Agreement, this indemnity shall survive the removal or resignation of CIBC Mellon in connection with any or all of its duties under this Agreement and the termination of this Agreement.
9.3	Without in any way limiting the generality of the foregoing indemnity, CIBC Mellon may apply at any time to Brookfield Office Properties, to counsel for Brookfield Office Properties or to its own counsel at the expense of Brookfield Office Properties for instructions or advice, and Brookfield Office Properties will fully indemnify and hold CIBC Mellon harmless from any liability for any action taken by CIBC Mellon pursuant to such instructions or advice and any applicable legislation, regulation or order, provided it has acted in good faith, without gross negligence and in accordance with its obligations hereunder, or in accordance with or pursuant to such instructions or advice as may be given to it by the President, Vice President, Secretary, Assistant-Secretary or other duly authorized officer of Brookfield Office Properties or by counsel for Brookfield Office Properties or by its own counsel. This indemnity shall survive the removal or resignation of CIBC Mellon in connection with any and all of its duties and obligations under this Agreement.
10.	Notices:
10.1	All payments and notices to be made or given pursuant to this Agreement shall be made in writing and mailed by first class insured letter postage prepaid, delivered by hand or, in the case of a notice, delivered by facsimile. Any payment or notice so mailed shall be deemed to have been given and received by the addressee on the third business day next following the day on which such payment or notice is mailed; any payment or notice so delivered shall be deemed to have been given on the delivery date; and, in the case of a notice which is delivered by facsimile, such notice shall be deemed to have been given upon receipt by the sender of a confirmation of successful transmission, at the offices and to the parties at the address shown below. An original of such notice shall be mailed within 3 business days of the transmission of the notice by facsimile:
a)	If mailed or delivered by hand to CIBC Mellon:
CIBC Mellon Trust Company
320 Bay Street
Toronto, ON M5H 4A6
Attention:     Account Manager
b)	If delivered by facsimile to CIBC Mellon:
Facsimile No.: 416.643.5570
Attention:     Account Manager
c)	If to Brookfield Office Properties:
Brookfield Properties Corporation
Three World Financial Center
200 Vesey Street, 11th Floor
New York, New York 10281

Attention:     Vice President, Compliance &
                      Assistant General Counsel
Facsimile No: 212.417.7149
11.	General:
11.1	It is understood and agreed that any benefits accruing to the Rights Holders at any time accrue to each and every Rights Holder as against Brookfield Office Properties alone; in all respects, subject to Section 3 and Section 5.2, CIBC Mellon shall act as agent of Brookfield Office Properties in the execution of its duties assumed hereunder.
11.2	Time shall be of the essence of this Agreement.
11.3	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
11.4	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
11.5	Subject headings used in this Agreement are for convenience of reference only and shall not affect the construction of interpretation of this Agreement.

11.6	In the event of any inconsistency between the provisions of this Agreement (other than Section 9) and the U.S. Prospectus and the Canadian Prospectus, the terms of the U.S. Prospectus and the Canadian Prospectus shall govern.
11.7	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

BROOKFIELD PROPERTIES CORPORATION
Per:	/s/ Michelle Campbell
	Name:	Michelle Campbell
	Title:	Vice-President, Compliance and Assistant General Counsel

CIBC MELLON TRUST COMPANY
Per:	/s/ Bruce Cornish
	Name:	Bruce Cornish
	Title:	Authorized Signatory

Per:	/s/ Pat Lee
	Name:	Pat Lee
	Title:	Authorized Signatory

SCHEDULE “A”
CANADIAN PROSPECTUS

SCHEDULE “B”
U.S. PROSPECTUS

SCHEDULE “C”
FEE SCHEDULE